Exhibit 21.1

SUBSIDIARIES

Aether Systems, Inc.

UCC Capital Corp.

Aether Capital, LLC

Sinope Corporation

AS Monterey LLC

NetSearch, LLC

SunPro, Inc.

Cerulean Technology, Inc.